Exhibit 99.1

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports First Quarter Fiscal Year 2005 Results

CHICAGO, September 2, 2004 — Methode Electronics, Inc. (Nasdaq: METH) today announced operating results for the fiscal year 2005 first quarter ended July 31, 2004.

Financial Summary

Methode reported first quarter fiscal year 2005 net sales of $85.0 million and net income of $4.6 million, or $0.13 per share. This compares with net sales of $78.0 million and net income of $4.3 million, or $0.12 per share, in the first quarter of fiscal year 2004.

As a percentage of net sales, cost of products sold was 79.7% in the first quarter of fiscal 2005, which was slightly lower than 80.6% in the first quarter of fiscal 2004. Selling and administrative expense represented 13.4% of net sales in the first quarter of fiscal 2005 compared to 11.7% in the first quarter of fiscal 2004. This increase is mainly due to Sarbanes-Oxley initiatives, greater research and development efforts, amortization of newly issued restricted stock awards and start-up costs for the Shanghai, China operation. Also contributing to this increase was the conversion of our Ireland facility from manufacturing to a sales and distribution operation.

In the first quarter, the compensation committee of Methode’s board of directors made important changes to the bonus compensation program for senior executives, moving it from a prior period income-based program to one that rewards achievement of specific performance criteria. Also in the first quarter, in lieu of stock options, the cost of which Methode has not previously recognized as compensation, the compensation committee granted restricted stock awards (RSAs). A portion of RSAs granted to senior executives is subject to forfeiture if specific performance criteria are not achieved. The compensation cost for the RSAs is amortized over the three-year vesting period with amortization beginning in the first quarter.

Commenting on the quarter, Donald W. Duda, President and Chief Executive Officer said, “The quarter came in as anticipated. Our automotive businesses had strong results due to expected increases at our Automotive Safety Technology unit and our European operations. We are pleased that our domestic Automotive Electronics Controls division held steady through the new model changeover period. We are closely monitoring production schedules as the traditional North American OEMs seek to find strength in their 2005 model sales.”

Methode’s combined North American and European automotive groups completed 22 new program launches in the months of June and July. The diverse program base included OEMs such as Audi, DaimlerChrysler, Ford, Hyundai, Jaguar, Land Rover, Mercedes, Nissan and Volvo.

Mr. Duda went on to say, “Our automotive groups have come a long way in the past few years in developing their launch management skills and expertise. They are holding their costs in line with program expectations, managing difficult commercial issues and improving supply chain management. We are pleased with their ability to manage this number of new program launches efficiently and effectively.”

Business Outlook

Methode expects to achieve second quarter fiscal 2005 sales between $95.0 million and $100.0 million and earnings per share in the range of $0.17 to $0.19. The Company is maintaining its previously announced sales guidance for fiscal year 2005 of between $370.0 million and $385.0 million. We are adjusting the high-end of our previously announced fiscal year 2005 earnings of between $0.65 and $0.72 to recognize the compensation cost of restricted stock awards granted in the first quarter. New guidance, with this adjustment, for our fiscal year 2005 earnings is between $0.65 and $0.70 per share.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Vice President, Corporate Finance and Chief Financial Officer, Douglas A. Koman, on September 2, 2004 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 888-396-2386 for domestic callers and 617-847-8712 for international. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at http://www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international. Both will use the passcode: 89161135. The replay will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated September 2, 2004, containing information on Methode’s first quarter reporting period for fiscal 2005, and offering guidance for its second quarter and full year reporting periods for fiscal 2005, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law.

Methode Electronics, Inc.

Summary Statement of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,
	2004	2003
Net sales	$85,021	$77,957
Other income	655	620
Cost of products sold	67,781	62,799
Selling and administrative expenses	11,388	9,121
Income (loss) from operations	6,507	6,657
Interest, net	113	187
Other income (expense), net	37	(578)
Income before income taxes	6,657	6,266
Income taxes	2,065	1,975
Net income	4,592	4,291
Basic and Diluted Earnings per Common Share:	$0.13	$0.12
Average Number of Common Shares outstanding:
Basic	35,500	36,106
Diluted	35,776	36,334

Summary Balance Sheet

(In thousands)

	July 31,	April 30,
	2004	2004
	(Unaudited)
Cash	$65,970	$61,757
Accounts receivable — net	58,139	65,360
Inventories	30,297	29,207
Other current assets	11,650	13,031

Total Current Assets	166,056	169,355

Property, plant and equipment — net	89,623	87,755
Goodwill — net	20,341	19,559
Intangible assets — net	23,311	24,266
Other assets	13,431	13,253

Total Assets	$312,762	$314,188

Accounts and notes payable	$23,151	$28,542
Other current liabilities	29,107	28,718

Total current liabilities	52,258	57,260

Other liabilities	8,097	8,344
Shareholders’ equity	252,407	248,584

Total Liabilities and Shareholders’ Equity	$312,762	$314,188

Summary Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended July 31,
	2004	2003
Operating Activities:
Net income	$4,592	$4,291
Provision for depreciation and amortization	5,280	4,880
Other	2,315	8,856

Net Cash Provided by Operating Activities	12,187	18,027

Investing Activities:
Purchases of property, plant and equipment	(5,799)	(3,694)
Acquisitions	(782)	(1,253)
Collection of note receivable from related party		6,000
Other	(503)	(135)

Net Provided by (Cash Used) in Investing Activities:	(7,084)	918

Financing Activities
Purchase and retirement of Class B shares	—	(17,063)
Options exercised	160	1,397
Dividends	(1,775)	(1,819)
Other	—	357

Net Cash Used in Financing Activities	(1,615)	(17,128)

Effect of foreign exchange rate changes on cash	725	18

Increase in Cash and Cash Equivalents	4,213	1,835
Cash and cash equivalents at beginning of period	61,757	64,261

Cash and Cash Equivalents at End of Period	$65,970	$66,096